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                             Amendment No. 1 to the
                                WARRANT AGREEMENT
                            Dated as of June 1, 2000

                                     Between

                               ISONICS CORPORATION
                                       AND
                   CONTINENTAL STOCK TRANSFER & TRUST COMPANY

     THIS FIRST AMENDMENT TO THE WARRANT AGREEMENT between ISONICS CORPORATION and CONTINENTAL STOCK TRANSFER & TRUST COMPANY dated as of June 1, 2000 (the "Warrant Agreement") is entered into this 9th day of August, 2000. Capitalized terms used herein, but not defined shall have the meanings ascribed to such terms in the Warrant Agreement.

                              W I T N E S S E T H :

     WHEREAS, pursuant to the Warrant Agreement, the Class B Warrants are scheduled to expire at the close of business on September 30, 2000, unless previously exercised; and

     WHEREAS, the parties desire to amend the Warrant Agreement to extend the expiration date of the Class B Warrants to the close of business on April 30, 2001.

     NOW, THEREFORE, ISONICS CORPORATION, a California corporation (the "Company"), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY (the "Warrant Agent"), hereby agree to amend the Warrant Agreement as follows:

     1. Paragraph (w) of Section 1 be and hereby is amended in its entirety so that it now reads as follows:

     "Warrant Expiration Date" shall mean, unless the Warrants are redeemed as provided in Section 9 hereof prior to such date, 5:00 p.m. (New York time):
     (i) with respect to the Class B Warrants, on April 30, 2001, and (ii) with respect to the Class C Warrants, on June 15, 2003, or if earlier, the Redemption Date as defined herein, whichever date is earlier; provided that if such date shall in the State of New York be a holiday or a day on which banks located in the State of New York are authorized to close, then 5:00 p.m. (New York time) on the next following day which, in the State of New York, is neither a holiday nor a day on which such banks are authorized to close. Upon prior written notice to the Registered Holders, the Company (in its sole discretion) shall have the right to extend the Warrant Expiration Date.

     2. Exhibit "A" to the Warrant Agreement is hereby modified to conform with
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the extension of the expiration date of the Class B Warrants to and including
April 30, 2001.

     3. Except as modified herein, the terms and conditions of the Warrant Agreement shall remain in full force and effect.

     4. This First Amendment may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, this First Amendment has been executed as of the date first written above.


ATTEST:                                ISONICS CORPORATION


By: /s/ Brantley J. Halstead           By: /s/ James E. Alexander
   -----------------------------          --------------------------------
Brantley J. Halstead, Secretary        James E. Alexander, President


ATTEST:                                CONTINENTAL STOCK TRANSFER & TRUST
                                       COMPANY, as Warrant Agent


By: /s/ Thomas Jennings                By: /s/ William F. Seegraber
   -----------------------------          --------------------------------
Name: Thomas Jennings                  Name: William F. Seegraber
     ---------------------------            ------------------------------
Title: Asst. Secretary                 Title: Vice President
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